Exhibit 99.1

May 22, 2025

Liberty Broadband Corporation Declares Quarterly Cash Dividend on Series A Cumulative Redeemable Preferred Stock and Appoints Derek Chang to Board of Directors

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (Nasdaq: LBRDP). The per share amount of the quarterly cash dividend will be $0.43750001, payable in cash on July 15, 2025 to holders of record of the Preferred Stock at the close of business on June 30, 2025 (the “Record Date”).

Additionally, Liberty Broadband announced today that Derek Chang, President and CEO of Liberty Media Corporation, was appointed to the board of directors of Liberty Broadband, effective immediately. Following Mr. Chang’s appointment, the board will have a total of 8 directors, divided among three classes, with Mr. Chang serving as a Class I director with a term expiring at the annual meeting of stockholders in 2027.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation